Exhibit 4.3

MARKETING AND CONSULTING AGREEMENT

This Marketing and Consulting Agreement (“Agreement”), dated this 11th day of June 2007, is executed by and between Viral Gentics, Inc. a Delaware corporation with offices located at 1321 Mountain View Circle, Azusa, CA 91702(the “Company”), and Paul Giarmoleo, with offices located @ 39 Niagara St., Miller Place, NY 11764 (“Consultant”).

WHEREAS, the Consultant has advanced knowledge in the areas of mergers and acquisitions and joint ventures.

WHEREAS, the Company desires to retain the non-exclusive services of the Consultant to assist in the marketing of its potential product line and services as well as advising as to new potential markets;

NOW THEREFORE, in consideration of the promises and mutual covenants set forth in this Agreement, the parties hereby agree as follows:

1. Scope of Services. The Company hereby retains the Consultant to assist in the marketing of its products in new international markets and identifying potential distributors, licensees and joint ventures partners in a international market. Additionally, responsibilities will include identifying key personnel for management, Board of Directors, and advisory boards.

2. Term. This Agreement shall become effective as of the date set forth on the signature page of this Agreement and shall continue for a period of one (1) year (the “Term”). Notwithstanding the foregoing, the Company or the Consultant have the right to terminate this Agreement for cause upon 15 days’ written notice, which written notice shall be effective upon mailing by first class mail, FedEx or other such delivery services at the respective addresses provided by the parties in this Agreement. “Cause” shall be deemed any violation of any federal or state law or any rule or regulation of any regulatory agency, any neglect, or omission detrimental to the conduct of the Company or the business of the Consultant, material breach of this Agreement or any unauthorized disclosure of any confidential information of the Company.

3. Compensation, Issuance of Stock. In consideration for the services to be performed by the Consultant pursuant to the terms of this Agreement, the Company will issue to Consultant, immediately upon the execution of this Agreement, a total of 1,000,000 of its authorized but unissued common shares and cause the immediate delivery of the stock certificate(s) to the Consultant.

4. Registration Provisions. The Company agrees to register the Consultant’s shares for resale under the Securities Act of 1933, as amended, pursuant to a registration statement filed with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement then available). Any and all costs of filing such registration statement shall be borne by the Company.

5. Confidentiality. The Consultant agrees that all information concerning the Company which he obtains as a result of the services rendered pursuant to this Agreement shall be kept confidential and shall not be used by the Consultant except for the direct benefit of the Company and such confidential information shall not be disclosed by the Consultant to any third party without the prior written approval of the Company, provided, however, that the Consultant shall not be obligated to treat as confidential any information that (a) was publicly known at the time of disclosure to the Consultant, (b) becomes publicly known or available thereafter other than by means in violation of this Agreement or any other duty owed to the Company by the Consultant, or (c) is lawfully disclosed to the Consultant by a third party.

6. Independent Contractor. The Consultant and the Company hereby acknowledge that the Consultant is an independent contractor. The Consultant agrees not to hold himself out as, nor take any action from which third parties might reasonably infer that the Consultant is an employee, partner or agent of, or a joint venturer with the Company. In addition, the Consultant shall take no action which, to the knowledge of the Consultant, binds, or purports to bind, the Company to any contract or agreement.

7. Miscellaneous.

a. Hiring Agreement. This Agreement contains the entire agreement between the parties and may not be waived, amended, modified or supplemented except by agreement in writing signed by the party against whom the enforcement of any waiver, amendment, modification or supplement is sought. Waiver of or failure to exercise any right provided by this Agreement shall not be deemed a waiver of any further or future rights.

b. Governing Law. This Agreement shall be construed under the laws of the State of New York and the parties agree that the exclusive jurisdiction for any litigation or arbitration arising under this Agreement shall be in New York, NY.

c. Successors and Assigns. This Agreement shall be binding upon the parties, their successors and assigns, provided, however, that the Consultant shall not permit any other person or entity to assume the obligations hereunder without the prior written approval of the Company.

d. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

Date: 6/11/07

Consultant

By: /s/Paul Giarmoleo

--------------------
Name: Paul Giarmoleo

Viral Genetics, Inc.

By: /s/Haig Keledjian

--------------------
Name: Haig Keledjian
Title: President